Exhibit 99.1

Analyst Contact:
John Renwick: (269) 961-9050

Media Contact:
Kris Charles, (269) 961-3799

Kellogg Company Names Fareed Khan As Chief Financial Officer

BATTLE CREEK, Mich. (January 13, 2017) - Kellogg Company (NYSE: K) announced today that Fareed Khan will join the company effective February 17, 2017 and will be named as Chief Financial Officer (CFO) and Principal Financial Officer the day after the Company’s 10-K is filed. Khan will succeed current CFO Ron Dissinger, who will remain with the company in 2017 to ensure an orderly transition.
Khan joins Kellogg from US Foods Holding Corp. (NYSE: USFD) where he has held the CFO position since 2013 and successfully led the company’s Initial Public Offering last year. Prior to US Foods, Khan served as Senior Vice President and CFO at United Stationers and spent 12 years at USG Corporation in a variety of finance, business and leadership roles, including Executive Vice President of Finance and Strategy, President and CEO of USG Building Systems, and Executive Vice President of Sales and Marketing. Khan’s experience also includes several years at McKinsey & Company as a management consultant in the U.S. and Europe.
“Fareed is a proven business leader whose deep expertise and diverse background make him the right choice as our new CFO and leader of our global finance organization,” said John Bryant, Kellogg Chairman and CEO. “Having served in finance leadership, as well as commercial and operational roles, Fareed will play a critical role in driving our 2020 Growth Plan and 350 basis-point margin expansion goal. We look forward to welcoming him to the Kellogg team.”

About Kellogg Company

At Kellogg Company (NYSE: K), we strive to make foods people love. This includes our beloved brands - Kellogg's®, Keebler®, Special K®, Pringles®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Cheez-It®, Eggo®, Mini-Wheats® and more - that nourish families so they can flourish and thrive. With 2015 sales of $13.5 billion and more than 1,600 foods, Kellogg is the world's leading cereal company; second largest producer of cookies, crackers and savory snacks; and a leading North American frozen foods company. Through our Breakfasts for Better Days™ global hunger initiative, we've provided more than 1.7 billion servings of cereal and snacks to children and families in need around the world. To learn more, visit www.kelloggcompany.com or follow us on Twitter @KelloggCompany, YouTube and on Social K, the company’s corporate blog.